January 5, 2009

To:           Nestor, Inc. Board of Directors
Brian Haskell, Counsel

Please be advised that effective today, January 5, 2009, I hereby resign as a
Class I Director of Nestor, Inc.’s Board.

Sincerely,

/s/ Nina Mitchell

Nina Mitchell